UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 7, 2010

ZBB ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	001-33540	39-1987014
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

N93 W14475 Whittaker Way Menomonee Falls, Wisconsin	53051
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (262) 253-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.

Termination of a Material Definitive Agreement.

The information required by this Item 1.02 is incorporated by reference to the information set forth in Item 5.02.

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 7, 2010, ZBB Energy Corporation (the “Company”) appointed Eric C. Apfelbach, age 48, as President and Chief Executive Officer and as a director of the Company.

From December 2008 until September 2009, Mr. Apfelbach served as President and CEO of M2E Power, Inc., a start-up technology company.  From August 2003 until November 2008, Mr. Apfelbach served as President, CEO and a member of the board of directors, including Chairman from 2004 to 2008, of Virent Energy Systems, Inc., a catalytic biofuel company.  From August 1999 until June 2003, Mr. Apfelbach served as President and CEO and Chairman of the board of directors from May 2000 to April 2003 of Alfalight, Inc., a high-power diode laser company he co-founded that serves the telecom, medical, military and industrial markets.  From October 1997 until August 1999, Mr. Apfelbach served as Vice President of Global Sales and Marketing of Planar Systems, Inc., a company that designs and manufactures flat-panel displays.  Mr. Apfelbach currently serves as a director of Graphene Solutions, Inc., StudyBlue, Inc., National Electrostatics Corp. and the Wisconsin Technology Council.  Mr. Apfelbach holds a Bachelors of Science degree in Chemical Engineering from the University of Wisconsin.

In connection with his appointment, the Company entered into a letter agreement with Mr. Apfelbach (the “Agreement”).  The Agreement provides that Mr. Apfelbach will be entitled to an annual salary of $250,000, provided that for calendar year 2010, $62,500 of his annual salary shall be paid on the date of his appointment and the balance of $187,500 shall be paid ratably over the remainder of the year in accordance with ZBB’s normal payroll practices.

In addition, Mr. Apfelbach is eligible for all benefits generally available to the senior executives of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such benefits, provided that Mr. Apfelbach may elect either to participate in the Company’s health benefit plan or obtain other health insurance.  If he elects to obtain other health insurance, the Company will pay the monthly premiums for such insurance up to an amount equal to $900 per month.  The Company will also provide a policy or reimburse Mr. Apfelbach for the payment of premiums for a long-term disability insurance policy, provided that the annual premiums for such policy are not in excess of $7,000 per year.

Under the Agreement, in the event the Company terminates Mr. Apfelbach’s employment employment for any reason other than “cause” or “disability”, Mr. Apfelbach terminates his employment with the Company for “good reason”, or Mr. Apfelbach dies, he is entitled to a severance payment in an amount equal to six months of his annual base salary paid in accordance with the Company’s normal salaried payroll practices.  In the event Mr. Apfelbach’s employment with the Company is terminated due to “disability”, he will be entitled to a severance payment in an amount equal to his base salary from the date of termination through the date on which benefits under the long-term disability policy begin, but in no event longer than 90 days, paid in accordance with the Company’s normal salaried payroll practices.  If Mr. Apfelbach terminates his employment with the Company for other than “good reason” or the Company terminates his employment for “cause”, he will be entitled to the payment of any accrued but unpaid base salary through the date of termination, plus all accrued and unpaid benefits under any benefit plans in which he participates through the date of termination.  In either case, Mr. Apfelbach will not be entitled to any severance payment and will not be entitled to the payment of the premiums specified above.

The Company has also agreed that if Mr. Apfelbach terminates his employment for “good reason”, he will be entitled to continued health and long-term disability coverage for up to six months.

The Company has also entered into a restrictive covenant agreement with Mr. Apfelbach.  The restrictive covenant agreement contains nondisclosure, nonsolicitation of customers and noncompetition provisions that are effective during the term of the Mr. Apfelbach’s employment with the Company and during the 24 month period following the termination of his employment with the Company, and nonsolicitation of employees provisions that are effective during the term of his employment with the Company and during the 12 month period following the termination of his employment with the Company.  Under the Agreement, if Mr. Apfelbach breaches the provisions of the restrictive covenant agreement, he shall be required to forfeit any unpaid severance payments and premiums and to repay any severance payments and premiums he previously received.

In connection with his appointment, the Compensation Committee of the Company’s Board of Directors has awarded two inducement option grants to Mr. Apfelbach.  The first grant is an option to purchase 400,000 shares which vests as to one-third of the shares on January 7, 2011 and as to the balance in 24 monthly installments beginning on January 31, 2011 and ending on December 31, 2012.  This option vests in full upon a “change of control.” The second grant is an option to purchase 100,000 shares of ZBB common stock which vests in two equal installments based on the achievement of certain performance targets as of June 30, 2010 and December 31, 2010.  Both options have an exercise price equal to the closing price of ZBB’s common stock on January 7, 2010 and are not exercisable as to any portion of the option after the fifth anniversary of the date on which that portion vests.  The options are subject to other terms and conditions specified in the related option agreements.

The descriptions of the Agreement, the restrictive covenant agreement and the option agreements set forth above are brief descriptions of those agreements and do not purport to describe all of the terms of those agreements.

Also in connection with Mr. Apfelbach’s appointment, the Company and Paul F. Koeppe, the Company’s interim chief executive officer, have agreed that the Independent Contractor Agreement dated as of November 2, 2009 to which they are parties will terminate as of January 22, 2010.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 7, 2010	ZBB ENERGY CORPORATION

By: /s/ Paul F. Koeppe
Paul F. Koeppe
Interim Chief Executive Officer